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                                        Exhibit 11.1
                 Statement of Computation of Net Income (Loss) Per Common Share



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
 (In thousands, except per share amounts)
                                                Three Months Ended                    Nine Months Ended
                                                   December 31,                         December 31,
                                               1997           1996                 1997            1996
                                            ---------------------------------------------------------------------
Basic:
     Weighted average
           shares outstanding                88,008            81,751                   87,267             78,252
                                            =======          ========                 ========           ========
Diluted:
     Weighted average
           shares outstanding                88,008            81,751                   87,267             78,252

     Dilutive stock options                   2,624                 -                        -                  -
                                            -------          --------                 --------           --------
               Total                         90,632            81,751                   87,267             78,252
                                            =======          ========                 ========           ========
Net income (loss)                           $10,368          $(33,567)                $(49,123)          $(14,114)

Income (loss)  per common share
     Basic:                                 $  0.12          $  (0.41)                $  (0.56)          $  (0.18)

     Diluted:                               $  0.11          $  (0.41)                $  (0.56)          $  (0.18)

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